EXHIBIT 99.1

For immediate release.	Contact:	Michael Martens
913-307-1070

Mediware Revenue Increases 18 Percent to Produce Strong
Earnings in Second Quarter

Mix of new software contracts and strong services contribute to quarter; conference call scheduled today at 10:00 a.m. EDT, 9:00 a.m. CDT

LENEXA, KS Feb. 7, 2012 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions, today reported total revenue of $15.6 million for the second quarter of the 2012 fiscal year, which ended December 31, 2011. This represents an 18 percent increase over the $13.2 million reported in the comparable quarter in fiscal 2011. Quarterly fully diluted earnings per share were $0.21 compared to $0.21 in the year ago quarter. Last year’s earnings included tax benefits of $460,000 or approximately $0.06 per share, of which the largest portion was attributed to a one-time event.

Commenting on the financial results, Mediware president and chief executive officer, Thomas Mann, said: “I’m pleased with our performance in the second quarter, and for the first half of the fiscal year. Revenue again experienced double digit increases over the prior year and our quarterly earnings were very strong at 21 cents, the same as we accomplished last year.  The important difference, however, is that this year our operations produced the results whereas that last year’s results included one-time tax benefits of six cents.

“We made significant progress in key program areas and continued our investment in new growth. As announced following the close of the quarter, we acquired Transtem to expand with cellular therapy technology and expertise. This is an area of healthcare that is showing tremendous growth, with heavy investments in research and development and no dominant technology. It’s also a logical extension of our clinical expertise and something many of our existing customers are anxious to pursue. We believe it provides an excellent opportunity for potential growth.”

Among the quarter’s highlights:
•	Operating income increased to $2.6 million, compared to $2.0 million in the same period last year.
•	Earnings per share for the quarter were $0.21 resulting from strong operating profit.
•	Cash increased to $35.8 million, compared to $30.0 million as of June 30, 2011.
•	Addition of prestigious new software customers for Performance Management and Alternate Care Solutions product lines.
•	Attained Authorized to Operate (ATO) status with the Army, Air Force and Navy for the LifeTrak Donor software.
•	Completed integration activities associated with the CareCentric acquisition, a business that continues to be a positive contributor.

“Our teams are heavily focused on execution which includes continuing major implementation and development initiatives for major customers such as the Department of Defense,” continued Mr. Mann. “At the same time, we are keeping our eye on future strategies such as our expansion to cellular therapies. I believe by effectively managing a portfolio of products we can continue to achieve strong results for our stakeholders.”

The Company will host a teleconference at 10:00 am Eastern Time (9:00 am Central Time) today to present the results.  There will be a question-and-answer session directly following the presentation.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 48995518.

A replay of the call will be available after the call’s completion for 5 days at 855-859-2056 (direct dial 404-537-3406). The conference ID required for accessing the playback is 48995518.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

Second Quarter Fiscal 2012 Operating Statement Highlights (in thousands, except earnings per share) (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010

System Sales	$ 3,796	$ 3,343	$ 8,186	$ 6,234
Services	$ 11,825	$ 9,900	$ 22,888	$ 19,539
Total Revenue	$ 15,621	$ 13,243	$ 31,074	$ 25,773
Expenses	$ 13,008	$ 11,221	$ 26,214	$ 22,027
Operating Income	$ 2,613	$ 2,022	$ 4,860	$ 3,746
Net Income	$ 1,733	$ 1,735	$ 3,226	$ 2,787
Earnings Per Share - Diluted	$ 0.21	$ 0.21	$ 0.39	$ 0.34

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of December 31, 2011	As of June 30, 2011

Cash and Cash Equivalents	$ 35,809	$ 29,987
Working Capital	$ 29,229	$ 24,745
Stockholders’ Equity	$ 58,821	$ 54,972

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities and specialty pharmacy providers; business and clinical management software for home health companies such as home infusion and home medical equipment providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.